EXHIBIT 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 10, 2002, by and between GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the "Company"), and RONALD A. MALONE ("Executive").

W I T N E S S E T H:

WHEREAS, the Company desires that Executive serve as Chairman and Chief Executive Officer of the Company and Executive is willing to serve in that capacity;

WHEREAS, the Company and Executive wish to enter into an agreement embodying the terms of his employment as Chairman and Chief Executive Officer (the "Agreement"); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.        Employment.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to his employment by the Company until the third anniversary of the Effective Date (as defined below) of this Agreement unless this Agreement is renewed or sooner terminated herein.  The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."  This agreement shall be renewed for a successive three-year term under the same terms and conditions as contained in this Agreement (except where otherwise provided), if the Company offers in writing, at least twelve months prior to the end of the initial Employment Period.  Each successive renewal period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Renewal Employment Period."

2.        Position and Duties.  During the Employment Period, Executive shall serve as Chairman and Chief Executive Officer of the Company and shall be nominated for election, and if so elected, shall serve as a member of the Board of Directors of the Company (the "Board").  In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience, as the Board shall from time to time specify.  The Executive's services will be performed principally in Melville, New York or such other location in the New York metropolitan area at which the principal office of the Company may be relocated.  Executive acknowledges that the nature of his duties shall require reasonable domestic travel from time to time.

3.        During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving as the chairman and chief executive officer of comparable companies, and such other duties, responsibilities and obligations as the Board shall from time to time specify.  Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries.  Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, with approval from the Gentiva Board of Directors (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of Section 6 hereof.

4.        Compensation.

(a)        Base Salary.  During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $400,000 per annum.  The annual base salary payable under this section shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any other arrangement acceptable to the Company.  The Board (or the appropriate committee of the Board) shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by an amount it determines to be appropriate.  Any such increase shall not reduce or limit any other obligation of the Company hereunder.  Executive's base salary (as set forth or as may be increased from time to time) shall not be reduced, except that Executive's base salary may be reduced in proportion to comparable reductions in the base salaries of the Company's other executive officers (as determined for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended).  Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary."  The Company shall pay Executive the portion of his Base Salary not deferred not less frequently than in equal bi-weekly installments.

(b)        Annual Bonus.  For each calendar year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus ("Annual Target Bonus Opportunity"), based on the achievement of target levels of performance, equal to 80% of his Base Salary, provided that, so long as Executive is employed on the last day of the calendar year.  In no event shall the annual bonus payable to Executive for the Company's 2002 fiscal year be less than an amount equal to 50% of Executive's Target Bonus (as established by the Company's Human Resources and Compensation Committee), regardless of whether any applicable performance criteria have been met.  Depending on actual results as measured against the performance objectives established, Executive's actual bonus payment may range from (i) a low of (A) 50% of Executive's Target Bonus with respect to the Company's 2002 fiscal and (B) zero for subsequent fiscal years to (ii) a maximum of 150% of Executive's Base Salary for each full fiscal year during the Employment Period provided that Executive's bonus payment for any fiscal year shall in no event be less than the average bonus payment provided by the Company to the top five executive officers.  In the event the Employment Period is not thereafter renewed, the Company shall pay Executive a bonus payment for the final year of such Employment Period or Renewal Employment Period of no less than a pro rata amount equal to the number of months during which Executive was employed multiplied by the Target Bonus.

(c)        Subject to the guaranteed minimum set forth above, the actual bonus, if any, payable for any such year shall be determined in accordance with the terms of the Company's Executive Officers' Bonus Plan (the" Annual Plan") based upon the performance of the Company and/or Executive against target objectives established under such Annual Plan.  The determination of whether and to what extent the requisite performance objectives have been met shall be made by the Board committee responsible for administering the Annual Plan, whose determination shall be final.  Subject to Executive's election to defer all or a portion of any annual bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company, any annual bonus payable under this Section 3(b) shall be paid to Executive in accordance with the terms of the Annual Plan, provided, however, that, regardless of the terms of such Annual Plan, Executive shall have the right to defer payment of up to that portion of his annual bonus which, when coupled with any portion of his Base Salary deferred for the same year of service, does not exceed 50% (or such greater percentage as the Company shall permit) of the sum of his Base Salary and his annual bonus, provided, however any portion of Executive's annual bonus which would not be deductible to the Company pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be deferred.  Unless Executive shall otherwise elect a different payment date or dates or a different number of payments, any portion of Executive's annual bonus and/or Base Salary which is deferred in accordance with this Section 3 (whether at Executive's election or by reason of Section 162(m)) shall be payable to Executive in a single lump sum as soon as practicable the end of the Employment Period or any Renewal Employment Period for any reason and shall be credited with interest, on a compounded basis, on the last day of each calendar quarter, at 1 % above the prime rate (as reported in The Wall Street Journal, Eastern Edition), as in effect on the first day of each such calendar quarter.  Any election by Executive to change the timing of the distribution of the deferred amounts and/or the number of payments to be made shall be made in writing in a calendar year prior to the date payment is to be made, and shall only be effective if Executive completes at least six months' additional service as an employee following the date any such election is filed with the Secretary of the Company.

5.        Benefits, Perquisites and Expenses.

(a)        Benefits.  During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation, savings or employee stock purchase plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering  the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, and (iv) any other plans sponsored or maintained by the Company in which other executive officers are eligible to participate, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof.  Nothing in this Section 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

(b)        Perquisites.  During the Employment Period, Executive shall be entitled to at least four weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.

(c)        Business Expenses.  During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d)        Indemnification.  The Company shall defend Executive, indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's good faith performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Restated Certificate of Incorporation and By-Laws.  Such obligations shall include payment of all fees, costs and expenses, including attorney's fees, incurred or to be incurred as a result of such claim, loss or cause of action.  The Company shall also maintain D&O insurance for the benefit of Executive with the same coverage, limits, terms and conditions as maintained for other directors and officers of the Company.

6.        Termination of Employment.

(a)        Early Termination of the Employment Period.  Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a termination due to Executive's Long Term Disability, (iii) Termination for Cause, (iv) a Termination Without Cause or (v) a Termination for Good Reason.

(b)        Benefits Payable Upon Early Termination.  Following the end of the Employment Period pursuant to Section 5(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

	Earned Salary	Vested Benefits	Severance Benefits	Additional Benefits
Termination due to death	Payable	Payable	Not payable	Available
Termination due to Long Term Disability	Payable	Payable	Not payable	Available
Termination for Cause	Payable	Payable	Not payable	Not available
Termination for Good Reason	Payable	Payable	Payable	Available
Termination Without Cause	Payable	Payable	Payable	Available

In the event that his employment terminates due to death, his widow will receive six months base compensation to be paid in a lump sum as soon as practical but in no event more than 10 days following the end of his Employment Period.

(c)        Timing of Payments.  Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the end of the Employment Period or any Renewal Period, unless otherwise agreed to in writing by Executive.  Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued.  Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive's termination, unless otherwise agreed to in writing by Executive.  Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit.

(d)        Definitions.  For purposes of Sections 5 and 6, capitalized terms have the following meanings:

"Additional Benefits" means, if Executive's employment terminates due to death or in a Termination due to Long Term Disability, the benefits described in sub clause (i) below, or if the Executive's employment is terminated in a Termination Without Cause or a Termination for Good Reason, the benefits described in sub clauses (i) and (ii):

(i)        All of the Executive's benefits accrued under the pension, retirement, savings and deferred compensation plans of the Company shall become vested in full; provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Internal Revenue Code of 1986, as amended, such benefits shall be paid to the Executive in a lump sum within 10 days after the end of the Employment Period or any Renewal Employment Period outside the applicable plan; and

                        (ii)         Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company's medical, dental and vision care plans (the "Health Benefit Plans"), until the 24 month anniversary of the end of the Employment Period or any Renewal Employment Period; provided that Executive's participation in the Company's Health Benefit Plans shall cease on any earlier date that Executive becomes eligible for comparable benefits from a subsequent employer.  Executive's participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company.  To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

"Disability" means long-term disability within the meaning of the Company's long-term disability plan or program.

"Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) (other than Base Salary deferred pursuant to Executive's election, as provided in Section 3(a) of (b) hereof).

"Severance Benefit" means an amount equal to two (2) times the Executives Base Salary provided, however, that Severance Benefits shall not be payable under this Agreement to the Executive if the termination of the Executive's employment results in the payment of severance benefits under the Executive's Change in Control Agreement with the Company dated May __, 2002.

"Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or (ii) any act of willful fraud, dishonesty or moral turpitude.

"Termination for Good Reason" means a termination of Executive's employment by Executive (i) within 90 days following (A) a material diminution in Executive's positions, duties and responsibilities from those described in Section 2 hereof, (B) the removal of Executive from, or the failure to re-elect Executive as a member of, the Board, (C) a reduction in Executive's annual Base Salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company's executive officers, as contemplated by Section 3(a) hereof, unless, however such proportionate reduction exceeds 20% of Executive's Base Salary) or (D) a decision by the Company without consultation with the Executive to relocate its principal office outside the New York metropolitan area or (E) failure by the Company to offer in writing, at least twelve months prior to the end of the initial three year Employment Period or prior to the end of the first Renewal Employment Period, to extend the term of this Agreement for at least one year, or (F) a material breach by the Company of any other provision of this Agreement.

"Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause, a Termination on account of Executive's death, a Termination due to Executive's Long-Term Disability, and a Termination For Good Reason.

"Vested Benefits" means amounts which are vested or which Executive is other- wise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or sub- sequent to the end of the Employment Period or any Renewal Employment Period without regard to the performance by Executive of further services or the resolution of a contingency.

(e)        Full Discharge of Company Obligations.  Except as expressly provided in the last sentence of this Section 5(e), the amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries.  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries.  If requested by the

Company, Executive shall execute a release following termination of his employment, in form and substance satisfactory to the Company (but not inconsistent with the terms of this Agreement), as a prior condition to the receipt of the benefits payable pursuant to this Section 5.  Nothing in this Section 5(e) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action as described in Section 4(e).

(f)        Excise Tax Cut Back.

            (i)        Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to the Executive or for his or her benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax provided however, that no such reduction shall be made if the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self- employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 5(f), then an additional payment shall be promptly made to the Executive in an amount equal to the excess reduction.  And if, any payments thereunder or otherwise constitute an excess parachute payment, the Company will pay to the Executive the amount necessary to offset the excise tax and any additional taxes on this additional amount.

        (ii)        All determinations required to be made under this Section 5(f), including whether a payment would result in an Excise Tax shall be made by PricewaterhouseCoopers LLP or other nationally recognized accounting firm (the" Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company.  Except as set forth in the last sentence of Section 5(f)(i) hereof, all determinations made by the Accounting Firm under this Section 5(f) shall be final and binding upon the Company and the Executive.

7.        Noncompetition and Confidentiality.  By and in consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees that:

    8.        Noncompetition.  Executive acknowledges that the Company and its subsidiaries conduct business throughout the United States, and the District of Columbia and that his duties to Company relate to some or all of these territories and to some or all business lines of the Company.  During the Employment Period and during the twelve (12) month period following the end of the Employment Period or any Renewal Employment Period, Executive shall not directly or indirectly: (i) perform or provide any services to any individual or business which is engaged in the type of business(es) similar to the type of business(es) conducted by Company or any of its subsidiaries; and/or (ii) own, manage, operate, control, be employed by, participate in, provide services or financial assistance to, or be connected in any manner with, the ownership, management, operation or control of any business which directly competes with Company or any of its subsidiaries or engages in the type of business(es) principally conducted by the Company or any of its subsidiaries, except that Executive may own for investment purposes up to 1% of the capital stock of any such company whose stock is publicly traded.

(a)        Confidentiality.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, or applicable law, or except to the extent that Executive has express authorization from the Company, Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation and any information that may be subject to attorney-client privilege) concerning the Company, its subsidiaries and affiliates (collectively, the "Company Group") which was acquired by or disclosed to Executive during the course of Executive's employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.  Such non-public information shall include, but not be limited to, the following:

            (i)        Confidential and proprietary information which the Company Group has compiled to identify, develop and service its clients and customers, including "negative research" to identify those entities who have not subscribed to the services of the Company and its subsidiaries;

                        (ii)        information which the Company Group has compiled concerning the operations of the clients and customers of the Company and its subsidiaries, including key contacts within the clients' and customers' business, familiarity with special needs and customer characteristics, workers' compensation information, billing rates, profit margins, sales volumes, and other sensitive financial information; and

                        (iii)        information which the Company Group has compiled concerning the employees and labor force at the Company and its subsidiaries, including compilations of their names, addresses, job skills, employment histories and employment records to the extent such information constitutes a "trade secret" of the Company under applicable law and is not otherwise readily available to the general public.  Upon termination of Executive's employment, Executive shall promptly deliver to the Company all materials of a confidential nature relating to the business of the Company and its subsidiaries and which are Executive's possession or control.  To the extent that Executive obtained information on behalf of the Company or any subsidiary or affiliate that may be subject to attorney-client privilege, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(b)        Non-Solicitation of Employees.  During the Employment Period and the one-year period following the end of the Employment Period or any Renewal Employment Period, Executive shall not directly or indirectly, for his own benefit or that of any other person, offer any employment in a similar field or business association to any of the Company's employees, agents or representatives or suggest or in any way encourage, any of the Company's employees, agents or representatives to terminate their employment or business association with the Company.  For purposes of this subparagraph, the term "employees, agents or representatives" includes only individuals who are employees, agents or representatives of the Company at the end of the Employment Period or any Renewal Employment Period.

(c)        Non-Solicitation of Clients and Customers.  During the Employment Period and the twelve (12) month period following the end of the Employment Period or any Renewal Employment Period, Executive shall not solicit or accept for Executive's own benefit or the benefit of any other person any of the Company's customers and/or clients located within fifty (50) miles of the Company's principal office with a view to selling or providing any product or service competitive with any product or service sold or provided or identified as a product that will be sold or provided within the aforesaid twelve (12) month period by the Company.  For the purposes of this Section 6(d), the term "customers" and/or clients shall include any person or entity to whom the Company has sold, provided or been obligated to provide, any service or product, or who has otherwise received any service or benefit from the Company within the last 24 months or within the 24-month period preceding the date Executive's employment terminates.

(d)        Company Property.  Except as expressly provided herein, promptly following the end of the Employment Period or any Renewal Employment Period, Executive shall return to the Company all property of the Company.

(e)        Injunctive Relief and Other Remedies with Respect to Covenants.  Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6.  This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

9.        Miscellaneous.

(a)        Effective Date.  This Agreement shall become effective for all purposes (the "Effective Date") at the later of June 1, 2002, or the Closing Time of the transaction contemplated by the Asset Purchase Agreement by and between Accredo Health, Incorporated and Gentiva Health Services, Inc. dated January 2, 2002.

(b)        Survival.  Sections 4(d) relating to indemnification, 5 (relating to early termination), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7(c) (relating to arbitration), 7(d) (relating to binding effect) and 7(n) (relating to governing law) shall survive the termination hereof.

(c)        Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration.  This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  Executive shall be entitled to discovery in any such proceeding.  All fees, costs and expenses of the arbitration, with the exception of Executive's attorney's fees, costs and expenses, shall be borne by the Company.  The arbitrator shall be acceptable to both the Company and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.  The arbitrator(s) shall not have the power to commit substantive errors of law, legal reasoning or fact, shall set forth their factual and legal reasoning in any award or determination, and any such award or determination may be vacated or corrected as a result.

(d)        Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or unless the Company otherwise elects in writing, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services.  This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

(e)        Assignment.  Except as provided under Section 7(d), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f)        Entire Agreement.  This Agreement, together with the Change in Control Agreement between the Company and the Executive dated June __, 2002, constitute the entire agreement between the parties hereto with respect to the matters referred to herein.  No other agreement (other than awards made in accordance with the terms of one of the Company's applicable compensatory plans, programs or arrangements) relating to the terms of Executive's employment by the Company, oral or otherwise, including, without limitation, the Severance Letter dated March 14, 2000 and the Change in Control Agreement dated March 15, 2000, between the Executive and the Company, shall be binding between the parties.  The Company and the Executive acknowledge that both parties have signed or will sign contemporaneously with this Agreement a new and separate Change In Control, and that the terms of such Change In Control Agreement are not superceded by this Agreement and may be enforced notwithstanding the terms of this agreement to the contrary.  There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.  Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(g)        Severability: Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  In the event that any of the provisions of any of Section 6(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(h)        Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i)        Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt re- quested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                                     If to the Company:

                        Gentiva Health Services, Inc.
                        3 Huntington Quadrangle 2S
                        Melville, NY 11747
                        Attention: General Counsel

                                     If to Executive:

                        Ronald A. Malone
                        6 Target Rock Drive
                        Lloyd Harbor, NY11743

(j)        Amendments.  This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(k)        Headings.  Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(l)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(m)        Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

(n)        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

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            IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

GENTIVA HEALTH SERVICES, INC By: Josh S. Weston, Chairman, Human Resources and Compensation Committee
Ronald A. Malone

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